Exhibit 5.2
[Letterhead of Coeur d’Alene Mines Corporation]
October 21, 2008
COEUR D’ALENE MINES CORPORATION
400 Coeur d’Alene Mines Building
505 Front Avenue
Coeur d’Alene, Idaho 83814

Re:	Coeur d’Alene Mines Corporation, $75,000,000 offering of Senior Secured Floating Rate Convertible Notes due 2012
Ladies and Gentlemen:
     As General Counsel for Coeur d’Alene Mines Corporation, an Idaho corporation (the “Company”), I have examined the Registration Statement on Form S 3 (File No. 333-154391) (the “Registration Statement”) of the Company, as supplemented by the prospectus supplement filed on October 20, 2008 (the “Prospectus Supplement”), each filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) in connection with the offering by the Company of $50 million principal amount of its Senior Secured Floating Rate Convertible Notes due 2012 (the “Notes”) and a warrant (the “Warrant”) for the purchase of up to $25 million principal amount of Notes. The Notes have been issued pursuant to an Indenture (the “Original Indenture”), dated as of October 20, 2008, by and between the Company and The Bank of New York Mellon, as trustee, as supplemented by a supplemental indenture and security agreement, dated October 20, 2008 (the Original Indenture, as supplemented, the “Indenture”).
     For the purposes of the opinions set forth below, I have examined and am familiar with the proceedings taken by the Company in connection with the authorization of the Common Stock and Preferred Stock and the filing of the Registration Statement and Prospectus Supplement. I have also made such other factual and legal inquiries and examinations as I deemed necessary and appropriate under the circumstances. In arriving at the following opinions, I have relied, among other things, upon my examination of such corporate records of the Company and certificates of officers of the Company and of public officials and such other documents as I have deemed appropriate. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. With respect to agreements and instruments executed by natural persons, I have assumed the legal competency of such persons.
Coeur d’Alene Mines Corporation
505 Front Avenue, P.O. Box I
Coeur d’Alene, Idaho 83816-0316
Telephone 208.667.3511
Facsimile 208.667.2213
www.coeur.com

     Based upon the foregoing examination and in reliance thereon, I am of the opinion that:
1.	The Warrant has been duly authorized and validly executed and delivered against the receipt of the requisite consideration therefor.

2.	The Original Indenture and the Supplemental Indenture have been duly authorized and validly executed and delivered by the Company

3.	The Notes have been duly executed and validly issued and delivered.

4.	With respect to the Common Stock to be issued by the Company upon the exercise of the Warrant or the conversion of the Notes, such Common Stock will, upon due exercise or conversion thereof in accordance with the terms thereof and, with respect to the Notes, the Indenture, and in the case of the Warrants, payment of the exercise price in accordance with the terms thereof, be validly issued, fully paid and non-assessable.

5.	With respect to the Preferred Stock to be issued by the Company upon the exercise of the rights provided to the Common Stock under the Company’s shareholder rights plan, dated May 11, 1999 (the “Rights Plan”), such Preferred Stock will, upon due exercise of such rights in accordance with the terms of the Rights Plan and payment of the exercise price in accordance with the terms thereof, be validly issued, fully paid and non-assessable.
     I render no opinion herein as to matters involving the laws of any jurisdiction other than the United States of America and the General Corporation Law of the State of Idaho. This opinion is limited to the effect of the present state of the laws of the United States of America and the State of Idaho and the facts as they presently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or in such facts.
     For the purpose of the opinion to be provided by the law firm of Gibson, Dunn & Crutcher LLP, this opinion may be relied upon by that law firm as if it were addressed to that firm. I consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated by the Commission under the Act.

Very truly yours,
/s/ Kelli Kast
KELLI KAST, ESQ.